Exhibit 10.11

                                   TERMINATION
                                       OF
                     QUEST DIAGNOSTICS RESTRICTED STOCK PLAN
                           FOR NON-EMPLOYEE DIRECTORS


Section 1. Purpose. To terminate the Quest Diagnostics Incorporated Restricted Stock Plan for Non-Employee Directors (the "Restricted Stock Plan") which was effective January 1, 1997 in favor of the Quest Diagnostics Incorporated Stock Option Plan for Non-Employee Directors effective January 13, 1998, subject to stockholder approval.

Section 2. Effect on Previously Granted Shares. On May 12, 1998, subject to approval by the Company stockholders of the Quest Diagnostics Stock Option Plan for Non-Employee Directors, each Non-Employee Director will forfeit all restricted shares previously granted under the Restricted Stock Plan in excess of 1,306 shares. The unforfeited balance consists of each director's grant of 750 shares for one year in office, plus 556 shares representing 1/9th of each director's original grant of 5,000 shares vesting over nine years. The unforfeited 1,306 shares retained by each director hereunder will vest immediately upon termination of the Restricted Stock Plan and a stock certificate will be issued to each director.